Exhibit 99.1

              Yum! Brands Inc. Reports 2006 First-Quarter Earnings
     Per Share of $0.59 or +18% Versus Last Year; Raises Full-Year Forecast


    LOUISVILLE, Ky.--(BUSINESS WIRE)--April, 24, 2006--Yum! Brands Inc.
(NYSE: YUM) today reported record EPS results for the first quarter ended March 25, 2006.

    Note: All comparisons are versus the same period a year ago.

    In the first quarter, the company and its franchisees continued to expand its brands around the world and grow same-store sales:

    -- Yum! Restaurants International Division (YRI) grew the number of system restaurants by 4% led by franchise development.

    -- Mainland China restaurant unit growth was a very strong 21% driven by company expansion of the KFC and Pizza Hut brands.

    --  U.S. blended system-same-store sales increased 5%.

    For the first quarter, key highlights are:

    --  Worldwide operating profit increased 12%.

    --  All three business segments reported operating-profit growth:
        YRI, +3%; China, +10%; and U.S., +19%.

    --  Worldwide franchise fees increased 9%.

    --  U.S. multibrand restaurants in operation expanded 16%.

    --  U.S. operating margin increased 2.2 percentage points.

    -- YRI operating margin increased 1.2 percentage points to 20.1%, a new record.

    --  Average diluted shares outstanding were reduced by 6%.

    FULL-YEAR OUTLOOK

    The company raised its full-year EPS outlook to at least $2.81, 11% growth prior to special items, based on a very strong first quarter in the U.S. business. The company expects solid full-year operating-profit growth from each of its three segments: China, YRI and the U.S. The company's prior forecast for 2006 EPS was at least $2.79.




CONSOLIDATED FINANCIAL HIGHLIGHTS

                                           First Quarter
                                  --------------------------------
                                     2006       2005    % Change
                                  ---------- ---------- ----------
System Restaurants                 31,963     31,366       +2
System-Sales Growth                   5%         7%        NM
Earnings Per Share (EPS)            $0.59      $0.50       +18
------------------------------------------------------------------


    David C. Novak, Chairman and CEO, said, "We had an outstanding first quarter. Our entire portfolio contributed to the strong worldwide first-quarter operating-profit growth of 12% and EPS growth of 18%. This performance is particularly impressive given the immense amount of global news coverage about avian flu. As a result, we are encouraged by our ability to continue to overcome consumer perception issues. Clearly, our customers are getting the message that fully cooked chicken is safe to eat.
    "Finally, we are pleased with the sales recovery of our mainland China business, reporting system-sales growth of 35% in local currency for March. This, in combination with our strong core profit growth in the first quarter and a much better U.S. commodity outlook, gives us confidence we will have another good year. As a matter of fact, we have raised our full-year 2006 EPS estimate to at least $2.81 or 11% growth. This would make the fifth straight year that we deliver against our annual target of at least 10% EPS growth.
    "Shareholders should continue to expect us to remain focused on flawlessly executing our four key strategies: building dominant restaurant brands in China, driving profitable international expansion, improving restaurant operations and multibranding category-leading brands."

    WHAT'S NEW IN THIS RELEASE

    For each of our business segments, YRI, China, and the U.S., we have provided key financial and operating metrics that we believe are tailored to what is important to each business segment. For YRI, where our business is highly franchised, we have focused on the performance of that aspect of the business and overall business profitability commonly designated as operating margin. Operating margin is operating profit dollars as a percentage of revenue dollars. This measure is more important and relevant than our company restaurant margin as we own only 12% of system restaurants. Conversely, for our China Division, which is predominantly company owned, the business is very much driven by company expansion in mainland China, therefore the key measures target company-restaurant sales and profitability performance. Company restaurant margin remains a key indicator. Additionally, we have added sales-growth data specific to just the mainland China portion of the business.
    In the U.S., we have provided same-store-sales growth, restaurant and operating margins to reflect a balanced view of the key drivers for our current business. Additionally, we have also provided key measures similar to YRI as that business transitions to a more franchise-focused model during the next 24 months. We believe these measures provide enhanced understanding and transparency with each of our three business segments and allow you to track our progress and performance.




YUM! RESTAURANTS INTERNATIONAL DIVISION (YRI)

                                              First Quarter
(million, except restaurant counts                       % Change
and percentages)                                     -----------------
                                     2006     2005   Reported Excl F/x
                                   -------- -------- -------- --------
Key Financial Measures
Franchise & License Fees              $110     $100      +10      +13
Franchisee Sales                    $2,071   $1,993       +4       +7
Company Sales                         $359     $384       (7)      (5)
Operating Margin                      20.1%    18.9%  +1.2 pt      NA
Operating Profit                       $95      $91       +3       +6
---------------------------------- -------- -------- -------- --------
Key Operating Metrics
Local Currency System-Sales Growth                                 +6
System Restaurants                  11,378   10,933       +4       NA
Franchise & JV Restaurants          10,012    9,444       +6       NA
---------------------------------- -------- -------- -------- --------


    Key growth driver: Franchise-fee growth by opening new franchise restaurants and leveraging our substantial infrastructure across an array of international markets.

    For the first quarter, franchise fees continued to grow as a result of new-restaurant expansion (+8%), positive same-store-sales growth, the renewal of franchise contracts at a higher rate, and the expansion of our franchise base due to the sales of company restaurants to franchisees (refranchising). The sale of 139 company-owned restaurants to franchisees took place over the past 12 months. Strong performance continued in YRI's franchise-only markets of Asia, southern Africa, Middle East and Caribbean/Latin America, despite some minor short-term impact to sales in various Middle East and European franchise markets from the avian flu during the first quarter. The franchise-only markets represent KFC and Pizza Hut franchise businesses in more than 100 countries and territories.
    For the first quarter, sales from company operations were negatively impacted by the refranchising of 139 company restaurants during the last year as previously mentioned. This impacted company-sales growth by 6 percentage points. In addition, same-store sales in the KFC U.K. and Pizza Hut South Korea company businesses were down versus last year, which offset positive growth in other company markets such as Mexico, Canada, France and Australia. As the year progresses, we look for performance in the U.K. market to slowly improve.
    YRI opened 124 new restaurants in the first quarter, 98% of those by franchise and joint-venture partners, including 59 KFCs, 59 Pizza Huts, 4 A&Ws, and 2 Taco Bells.
    For the first quarter of 2006, foreign currency conversion negatively impacted YRI operating profit by $2 million. We expect similar quarterly impacts for the balance of 2006.

    For YRI full-year 2006, we expect:

    -- System-sales growth to meet our annual target of at least 5% in local currency terms.

    -- 750 new restaurants, of which well over 80% should be by franchise and joint-venture partners.

    --  Franchise-fee growth of at least 8%.

    --  Operating-profit growth of 10% in local currency terms.

    All the full-year growth rates are on a like-for-like basis and exclude the fifty-third week benefit in 2005.




CHINA DIVISION

                                               First Quarter
(million, except restaurant counts                       % Change
and percentages)                                     -----------------
                                       2006    2005  Reported Excl F/x
                                     ------- ------- -------- --------
Key Financial Measures
Company Sales                          $269    $227      +18      +16
Restaurant Margin                      21.8%   23.1%    (1.3)    NA
Operating Profit                        $58     $52      +10       +8
------------------------------------ ------- ------- -------- --------
Key Operating Metrics
Mainland China:
  KFC Restaurants                     1,602   1,335      +20     NA
  Pizza Hut Restaurants                 243     186      +31     NA
  Local Currency System-Sales Growth                              +15
------------------------------------ ------- ------- -------- --------

Note: China Division includes mainland China, Thailand and the KFC Taiwan business.



    Key growth driver: Profitable expansion of new KFC and Pizza Hut company restaurants in mainland China.

    For the first quarter 2006, company sales for the China Division increased 16% in local currency due to the continued strong expansion of both our KFC and Pizza Hut brands in mainland China. KFC sales in mainland China began to recover from consumer perception issues relating to avian flu that peaked in the fourth quarter of 2005. For the first quarter, system-same-store sales in mainland China decreased only 3% versus a strong first quarter last year.
    As sales trends improved in the first quarter, restaurant margin is over 20% once again. Versus last year, it declined 1.3 percentage points primarily as a result of higher labor costs and negative same-store sales in company-operated mainland China KFC restaurants. We are optimistic that both same-store sales and margin trends will reverse beginning in the second quarter.
    Overall, mainland China system restaurants in operation grew 21% with a total of 63 new restaurants.
    Foreign currency conversion added approximately $1 million to operating profit for the first quarter. We expect this quarterly trend to continue for the balance of 2006, possibly at a slightly higher rate.
    For the China Division full-year 2006 in local currency terms, we expect:

    --  Company-sales growth of at least 22%.

    --  System-sales growth of at least 22%.

    --  Operating-profit growth of at least 20%.

    -- 375 new-restaurant openings in mainland China and 400 in total for the Division.




UNITED STATES BUSINESS

                                                   First Quarter
(million, except restaurant counts
and percentages)                              2006    2005   % Change
                                             ------- ------- ---------
Key Financial Measures
Franchisee Sales                             $2,912  $2,682        +9
Franchise & License Fees                       $148    $136        +9
Company Sales                                $1,191  $1,199        (1)
Restaurant Margin                              15.0%   13.1%     +1.9
Operating Margin                               14.0%   11.8%     +2.2
Operating Profit                               $188    $157       +19
----------------------------------------------------------------------
Key Operating Metrics
Blended System
Same-Store-Sales Growth %                        +5      +3        NM
System Multibrand Restaurants                 3,160   2,726       +16
Franchise Restaurants                        13,630  13,447        +1
----------------------------------------------------------------------


    Key growth drivers: Positive blended same-store-sales growth, improvements in restaurant and operating margins.

    For the first quarter, franchisee sales and fees continued to grow as a result of strong same-store-sales growth, adding new restaurants led by Taco Bell franchisees and the expansion of our franchise base due to the sale of 308 company-owned restaurants to franchisees (refranchising) over the past year.
    Company sales declined by 1% for the first quarter as the impact of refranchising 308 company-owned restaurants the past 12 months offset solid same-store-sales growth.
    Additionally, we have begun unit expansion of Taco Bell in the U.S. Taco Bell units increased 1% compared to last year. We expect this trend to continue and for the rate of growth to slowly increase over time.
    The primary driver of improvements in first-quarter restaurant and operating margins was strong same-store-sales growth and a much improved commodity-cost environment. Overall, commodity costs declined by approximately $8 million versus last year.

    For the U.S. in 2006, we expect:

    --  +2% to +3% U.S. blended same-store-sales growth.

    --  Additional 550 system multibrand restaurants.

    -- Full-year operating-profit growth of at least 6%, raised from 5% previously.

    -- U.S. revenue to decrease 1 to 2%, excluding the impact of lapping the fifty-third week in 2005; including the impact of lapping the fifty-third week in 2005, revenue to decrease 2 to 3%. This forecast incorporates the impact from our ongoing refranchising of U.S. company restaurants.

    FRANCHISE FEES & FRANCHISE OWNERSHIP

    For the first quarter, worldwide franchise fees increased by 9% to $266 million, a new record level. Franchise fees continue to be an increasing source of worldwide operating profit. We have over 2,000 franchise partners in the U.S. and over 700 outside the U.S.
    As previously communicated, the company is targeting to increase franchise ownership from 75% currently in the U.S. business to about 80% over the next two years. This two-year plan in the U.S. business calls for selling approximately 1,000 company restaurants to franchisees. It is expected the impact to ongoing worldwide operating profit will be neutral and refranchise gains/losses are expected to be about break-even. Importantly, this action will put these restaurants in the hands of experienced and highly capable local franchise operators. During the first quarter of 2006, 75 company-owned U.S. restaurants were sold to our franchisees.
    Over the two years of the plan, we expect the transactions with our franchisees will result in about $300 million of pretax cash proceeds. Furthermore, we expect company capital requirements to be reduced as a result of these transactions, U.S. restaurant margin to improve by at least 0.50 percentage points and Yum! return on invested capital (ROIC) to increase by at least 0.75 percentage points.

    FREE CASH FLOW

    For the past four quarters, including first-quarter 2006, free cash flow continues at a substantial level; we generated $236 million in free cash flow, defined as net cash provided by operating activities ($297 million) less net cash used in investing activities ($61 million). As we have previously communicated, our objective is to return virtually all free cash flow to our shareholders through our quarterly dividend and share buybacks. For the first quarter, we purchased 7.6 million shares for $371 million. For the full year 2006, we expect free cash flow, as previously defined, to approximate $850 million.




PERIOD 4 SALES

INTERNATIONAL DIVISION SYSTEM-SALES GROWTH (Estimated)

                         2006                  2005
                    Local Currency        Local Currency
                  ------------------    ------------------
Period 4                 +5%                   +7%
----------------------------------------------------------


Including the negative impact of foreign currency conversion, reported Period 4 system sales in U.S. dollars increased 1%.


CHINA DIVISION SYSTEM-SALES GROWTH (Estimated)

                         2006                  2005
                    Local Currency        Local Currency
                  ------------------    ------------------
Period 4                 +25%                  +10%
----------------------------------------------------------

Note: China Division includes mainland China, Thailand and the KFC Taiwan business.



    Overall for the China Division, Period 4 system sales in U.S. dollars increased 28%. This includes the positive impact of foreign currency conversion.
    The mainland China business represents the largest portion of our Yum! China Division. Therefore, we have begun to provide results for just mainland China in addition to the overall division results.
    System-sales growth for mainland China in Period 4 was +35% local currency basis.




U.S. COMPANY SAME-STORE-SALES GROWTH (Estimated)


                    Period 4, 2006      Period 4, 2005
                  ------------------  ------------------
U.S. BLENDED             +1%                 +4%
Taco Bell                +6%                 +5%
Pizza Hut                (5)%                +4%
KFC                      +2%                 +4%
--------------------------------------------------------



2006 Period 4 End Dates              2006 Period 5 End Dates
---------------------------------    ---------------------------------
International Division 3/27/2006     International Division 4/24/2006
China Division         3/31/2006     China Division         4/30/2006
U.S. Business          4/22/2006     U.S. Business          5/20/2006
---------------------------------    ---------------------------------


    CONFERENCE CALL

    Yum! Brands Inc. will host a conference call to review the company's financial performance and strategies at 9:15 a.m. EDT Tuesday, April 25, 2006.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning at noon Eastern Time Tuesday, April 25, through 5 p.m. Friday, May 5. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 6666915.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "1st Quarter Earnings Webcast."
    New! For your added convenience . . . A podcast will be available within 24 hours of the end of the call at www.yum.com/investors.

    Yum! China Investor Conference II

    September 7-8, 2006, the Yum! team will host the second China Investor Conference in Shanghai, China.
    Our investors and analysts are invited to attend this two-day event with the Yum! China management team. Attendees will also visit local KFC and Pizza Hut restaurants.
    Please contact Yum! Investor Relations at 888/298-6986 and ask for Donna to confirm that you plan to attend. We need to hear from you as soon as possible to complete details for this unique opportunity.

    DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

    All related definitions for terms used throughout this release can be found on our Web site:
www.yum.com/investors/media/earnings/notes/q1_2006.pdf.
    Worldwide restaurant count details by brand can be found online at www.yum.com/investors/restcounts.asp.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with over 34,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 3,300 multibrand restaurants. Outside the United States in 2005, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. For the past three years, the company has been recognized as one of FORTUNE magazine's "Top 50 Employers for Minorities." It also has been recognized as one of the "Top 50 Employers for Women" by FORTUNE, one of the "Top 30 Best Companies for Diversity" by BLACK ENTERPRISE Magazine, one of the "Corporate 100 Companies Providing Opportunities for Hispanics" by Hispanic Magazine, one of the "Top 50 Corporations for Supplier Diversity" by HISPANIC Trends Magazine and by BusinessWeek as one of the "Top 15 Companies for In-Kind Corporate Philanthropy."




Analysts are invited to contact
   Tim Jerzyk, Vice President Investor Relations, at 888/298-6986
   Quan Nghe, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact
   Amy Sherwood, Vice President Public Relations, at 502/874-8200



                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)

                                              Quarter
                                         ------------------  % Change
                                         3/25/06   3/19/05     B/(W)
                                         --------  --------  ---------
Company sales                            $1,819    $1,810       1
Franchise and license fees                  266       244       9
                                         --------  --------
Total revenues                            2,085     2,054       2
                                         --------  --------

Costs and expenses
   Food and paper                           557       574       3
   Payroll and employee benefits            477       486       2
   Occupancy and other operating
    expenses                                501       491      (2)
                                         --------  --------
Company restaurant expenses               1,535     1,551       1
General and administrative expenses         254       247      (3)
Franchise and license expenses                8         8       1
Closures and impairment expenses              6         9      NM
Refranchising (gain) loss                     4         2      NM
Other (income) expense                       (4)      (14)    (68)
Wrench litigation (income) expense           --        --      NM
AmeriServe and other charges(credits)        --        --      NM
                                         --------  --------
Total costs and expenses                  1,803     1,803      --
                                         --------  --------
Operating profit                            282       251      12
Interest expense, net                        35        28     (22)
                                         --------  --------
Income before income taxes                  247       223      11
Income tax provision                         77        70     (10)
                                         --------  --------
Net income                               $  170    $  153      11
                                         ========  ========
Effective tax rate                         31.3%     31.4%
------------------                       ========  ========
Basic EPS Data
--------------
  EPS                                    $ 0.62    $ 0.52      17
                                         ========  ========
  Average shares outstanding                276       291       5
                                         ========  ========

Diluted EPS Data
----------------
  EPS                                    $ 0.59    $ 0.50      18
                                         ========  ========
  Average shares outstanding                286       304       6
                                         ========  ========

Dividends declared per common share      $0.115    $ 0.10      NM
                                         ========  ========


Please note that the results for both fiscal quarters include the negative impact of expensing our stock options.

  See accompanying notes on our web site: www.yum.com




                           Yum! Brands, Inc.
                            Segment Results
                         (amounts in millions)


Quarter                                       Corporate
 Ended       United  International  China        and
 3/25/06     States     Division    Division  Unallocated Consolidated
             ------- ------------- --------- ------------ ------------
Total
 revenues    $1,339          $469      $277         $ --       $2,085
             ------- ------------- --------- ------------ ------------
Company
 restaurant
 expenses     1,012           313       210           --        1,535

General and
 administrative
 expenses       126            58        15           55          254

Franchise
 and license
 expenses         4             4        --           --            8

Closures and
 impairment
 expenses         1             4         1           --            6
Refranchising
(gain) loss      --            --        --            4            4
Other
 (income)
 expense          8            (5)       (7)          --           (4)
             ------- ------------- --------- ------------ ------------
              1,151           374       219           59        1,803
             ------- ------------- --------- ------------ ------------
Operating
 profit
 (loss)      $  188          $ 95      $ 58         $(59)      $  282
             ======= ============= ========= ============ ============



Quarter                                       Corporate
 Ended       United  International  China        and
 3/19/05     States     Division    Division  Unallocated Consolidated
             ------- ------------- --------- ------------ ------------
Total
 revenues    $1,335          $484      $235         $ --       $2,054
             ------- ------------- --------- ------------ ------------

Company
 restaurant
 expenses     1,041           335       175           --        1,551

General and
 administrative
 expenses       123            64        14           46          247

Franchise
 and license
 expenses         6             2        --           --            8

Closures and
 impairment
 expenses         8             1        --           --            9
Refranchising
(gain) loss      --            --        --            2            2
Other
 (income)
 expense         --            (9)       (6)           1          (14)
             ------- ------------- --------- ------------ ------------
              1,178           393       183           49        1,803
             ------- ------------- --------- ------------ ------------
Operating
 profit
 (loss)      $  157          $ 91      $ 52         $(49)      $  251
             ======= ============= ========= ============ ============


The above table reconciles segment information, which is based on management responsibility, with our Consolidated Summary of Results. Corporate and unallocated expenses comprise general and administrative expenses, refranchising (gains) and losses and other (income) expense that are not allocated to segments for performance reporting purposes.

Please note that the results for both fiscal quarters include the negative impact of expensing our stock options.



                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)



                                          Quarter
                                     ------------------    % Change
                                     3/25/06   3/19/05       B/(W)
                                     --------  --------  -------------

Company sales                        $1,191    $1,199        (1)
Franchise and license fees              148       136         9
                                     --------  --------
 Revenues                             1,339     1,335         --
                                     --------  --------

Company restaurant expenses
 Food and paper                         340       363         6
 Payroll and employee benefits          359       367         2
 Occupancy and other operating
  expenses                              313       311        (1)
                                     --------  --------
                                      1,012     1,041         3
General and administrative expenses     126       123        (3)
Franchise and license expenses            4         6        28
Closures and impairment expenses          1         8        NM
Other (income) expense                    8        --        NM
                                     --------  --------
                                      1,151     1,178         2
                                     --------  --------
Operating profit                     $  188    $  157        19
                                     ========  ========

Company sales                         100.0%    100.0%
Food and paper                         28.5      30.3       1.8  ppts.
Payroll and employee benefits          30.2      30.7       0.5  ppts.
Occupancy and other operating
 expenses                              26.3      25.9      (0.4) ppts.
                                     --------  --------
Restaurant margin                      15.0%     13.1%      1.9  ppts.
                                     ========  ========
Operating margin                       14.0%     11.8%      2.2  ppts.
                                     ========  ========

Please note that the results for both fiscal quarters include the negative impact of expensing our stock options.

  See accompanying notes on our web site: www.yum.com




                           Yum! Brands, Inc.
               INTERNATIONAL DIVISION Operating Results
                         (amounts in millions)


                                            Quarter
                                       ------------------   % Change
                                       3/25/06   3/19/05      B/(W)
                                       --------  --------  -----------

Company sales                          $  359    $  384      (7)
Franchise and license fees                110       100      10
                                       --------  --------
 Revenues                                 469       484      (3)
                                       --------  --------

Company restaurant expenses
 Food and paper                           120       128       6
 Payroll and employee benefits             84        92       8
 Occupancy and other operating
  expenses                                109       115       6
                                       --------  --------
                                          313       335       6
General and administrative expenses        58        64       9
Franchise and license expenses              4         2     (71)
Closures and impairment expenses            4         1      NM
Other (income) expense                     (5)       (9)    (50)
                                       --------  --------
                                          374       393       5
                                       --------  --------
Operating profit                       $   95    $   91       3
                                       ========  ========

Company sales                           100.0 %   100.0 %
Food and paper                           33.5      33.2    (0.3) ppts.
Payroll and employee benefits            23.5      23.9     0.4  ppts.
Occupancy and other operating expenses   30.2      30.0    (0.2) ppts.
                                       --------  --------
Restaurant margin                        12.8 %    12.9 %  (0.1) ppts.
                                       ========  ========
Operating margin                         20.1 %    18.9 %   1.2  ppts.
                                       ========  ========

Please note that the results for both fiscal quarters include the negative impact of expensing our stock options.

  See accompanying notes on our web site: www.yum.com




                           Yum! Brands, Inc.
                   CHINA DIVISION Operating Results
                         (amounts in millions)

                                          Quarter            % Change
                                     ------------------
                                     3/25/06   3/19/05       B/(W)
                                     --------  --------  -------------

Company sales                        $  269    $  227        18
Franchise and license fees                8         8         8
                                     --------  --------
 Revenues                               277       235        18

Company restaurant expenses
 Food and paper                          97        83       (16)
 Payroll and employee benefits           34        27       (28)
 Occupancy and other operating
  expenses                               79        65       (22)
                                     --------  --------
                                        210       175       (20)
General and administrative expenses      15        14       (12)
Franchise and license expenses           --        --        NM
Closures and impairment expenses          1        --        NM
Other (income) expense                   (7)       (6)       14
                                     --------  --------
                                        219       183       (20)
                                     --------  --------
Operating profit                     $   58    $   52        10
                                     ========  ========
Company sales                         100.0%    100.0%
Food and paper                         36.0      36.6       0.6  ppts.
Payroll and employee benefits          12.8      11.9      (0.9) ppts.
Occupancy and other operating
 expenses                              29.4      28.4      (1.0) ppts.
                                     --------  --------
Restaurant margin                      21.8%     23.1%     (1.3) ppts.
                                     ========  ========

Please note that the results for both fiscal quarters include the negative impact of expensing our stock options.

 See accompanying notes on our web site: www.yum.com

 China Division includes mainland China, Thailand and KFC Taiwan




                           Yum! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)

                                                   3/25/06   12/31/05
                                                   --------  ---------
ASSETS
Current Assets
Cash and cash equivalents                          $  134     $  158
Short-term investments                                 61         43
Accounts and notes receivable, less allowance: $21
 in 2006 and $23 in 2005                              258        236
Inventories                                            84         85
Prepaid expenses and other current assets              95         75
Deferred income taxes                                 159        163
Advertising cooperative assets, restricted            102         77
                                                   --------  ---------
 Total Current Assets                                 893        837
Property, plant and equipment, net of accumulated
 depreciation and amortization of $2,876 in 2006
 and $2,830 in 2005                                 3,295      3,356
Goodwill                                              540        538
Intangible assets, net                                327        330
Investments in unconsolidated affiliates              157        173
Other assets                                          505        464
                                                   --------  ---------
 Total Assets                                      $5,717     $5,698
                                                   ========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities     $1,208     $1,238
Income taxes payable                                  118         79
Short-term borrowings                                 223        211
Advertising cooperative liabilities                   102         77
                                                   --------  ---------
 Total Current Liabilities                          1,651      1,605

Long-term debt                                      1,710      1,649
Other liabilities and deferred credits              1,026        995
                                                   --------  ---------
 Total Liabilities                                  4,387      4,249
                                                   --------  ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                          --         --
Common stock, no par value, 750 shares authorized;
 273 shares and 278 shares issued in 2006 and
 2005, respectively                                    --         --
Retained earnings                                   1,484      1,619
Accumulated other comprehensive loss                 (154)      (170)
                                                   --------  ---------
 Total Shareholders' Equity                         1,330      1,449
                                                   --------  ---------
 Total Liabilities and Shareholders' Equity        $5,717     $5,698
                                                   ========  =========

  See accompanying notes on our web site: www.yum.com




                           Yum! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                     Quarter to date
                                                    ------------------
                                                    3/25/06   3/19/05
                                                    --------  --------
Cash Flows - Operating Activities
Net income                                           $ 170     $ 153
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                         99        97
  Closures and impairment expenses                       6         9
  Refranchising (gain) loss                              4         2
  Contributions to defined benefit pension plans        --        --
  Other liabilities and deferred credits                24        17
  Deferred income taxes                                (51)      (10)
  Equity income from investments in unconsolidated
   affiliates                                          (11)      (15)
  Distributions of income received from
   unconsolidated affiliates                            --        --
  Excess tax benefit from share-based compensation     (20)      (23)
  Share-based compensation expense                      16        13
  Other non-cash charges and credits, net               19        21
Changes in operating working capital, excluding
 effects of acquisitions and dispositions:
  Accounts and notes receivable                          8       (6)
  Inventories                                            2        --
  Prepaid expenses and other current assets            (13)      31
  Accounts payable and other current liabilities       (28)     (44)
  Income taxes payable                                  72      (13)
                                                    --------  --------
  Net change in operating working capital               41      (32)
                                                    --------  --------
Net Cash Provided by Operating Activities              297       232
                                                    --------  --------

Cash Flows - Investing Activities
Capital spending                                       (72)      (94)
Proceeds from refranchising of restaurants              22         4
Acquisition of restaurants from franchisees             --        --
Short-term investments                                 (17)      (18)
Sales of property, plant and equipment                   8         3
Other, net                                              (2)      --
                                                    --------  --------
Net Cash Used in Investing Activities                  (61)     (105)
                                                    --------  --------

Cash Flows - Financing Activities
Revolving Credit Facility activity
 Three months or less, net                              71         3
Repayments of long-term debt                            (4)       (3)
Short-term borrowings-three months or less, net         11       (29)
Repurchase shares of common stock                     (371)     (116)
Excess tax benefit from share-based compensation        20        23
Employee stock option proceeds                          44        46
Dividends paid on common shares                        (32)      (29)
                                                    --------  --------
Net Cash Used in Financing Activities                 (261)     (105)
                                                    --------  --------

Effect of Exchange Rate on Cash and Cash Equivalents     1        --
                                                    --------  --------

Net Increase  (Decrease) in Cash and Cash
 Equivalents                                           (24)       22
Net Increase in Cash and Cash Equivalents of
 Mainland China for December 2004                       --        34
                                                    --------  --------
Cash and Cash Equivalents - Beginning of Period        158        62
                                                    --------  --------
Cash and Cash Equivalents - End of Period            $ 134     $ 118
                                                    ========  ========

 See accompanying notes on our web site www.yum.com.



 Notes to the Consolidated Summary of Results, Condensed Consolidated
  Balance Sheets and Condensed Consolidated Statements of Cash Flows
            (amounts in millions, except per share amounts)

(a)  Percentages may not recompute due to rounding.

(b) All periods presented reflect the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payment" (SFAS 123R) effective September 4, 2005. The Company adopted SFAS 123R by applying the modified retrospective application transition method to the beginning of 2005, and as such the first three fiscal quarters of 2005 were adjusted to recognize the compensation cost for stock options previously reported only in the financial statement proforma footnote disclosures as required by SFAS No. 123, "Accounting for Stock-Based Compensation".

(c) Amounts presented as of and for the quarter ended March 25, 2006 are preliminary.

(d) Other (income) expense primarily includes equity income from investments in unconsolidated affiliates and, in the quarter ended March 25, 2006, an $8 million charge associated with the termination of a beverage agreement in the United States segment.

(e) For the quarter ended March 25, 2006, we repurchased approximately
    7.6 million shares of our Common Stock at an average price of $49 per share.

(f) In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has presented the non-GAAP measurement of free cash flow. Free cash flow is defined as Net Cash Provided by Operating Activities less Net Cash Used in Investing Activities. We believe free cash flow is an important measure as it provides an indication of amounts available to return to our shareholders, through either share repurchases or dividends, or to pay down long-term debt. Free cash flow for the past four quarters is computed as follows:


                                      Quarter Ended
                           ----------------------------------- -------
                           3/25/06  12/31/05  9/3/05  6/11/05   Total
                           -------- --------- ------- -------- -------
Net Cash Provided by
 Operating Activities         $297      $243   $ 424     $339  $1,303
Net Cash used in Investing
 Activities                    (61)      (75)   (113)     (52)   (301)
                           -------- --------- ------- -------- -------
Free Cash Flow                $236      $168   $ 311     $287  $1,002
                           ======== ========= ======= ======== =======



    CONTACT: Yum! Brands Inc., Louisville
             Analysts:
             Tim Jerzyk, Vice President Investor
             Relations, 888-298-6986
             or
             Quan Nghe, Director Investor
             Relations, 888-298-6986
             or
             Media:
             Amy Sherwood, Vice President Public
             Relations, 502-874-8200